Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-61199 and 333-104574 on Form S-3, and in Registration Statement Nos. 333-104571, 333-104572, 333-104573 and 333-01469 on Form S-8 of our report dated December 5, 2003 (April 23, 2004, as to Note 1, Accounting Policies – Property, Plant and Equipment, and Note 17), which report expresses an unqualified opinion and contains an explanatory paragraph relating to certain procedures we performed with respect to 2001 reportable segments that were restated to conform to the change in the composition of reportable segments in 2002 and reclassification of non-legal asset removal costs, appearing in this Annual Report on Form 10-K/A, Amendment No. 2, of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2003.

DELOITTE & TOUCHE LLP

McLean, VA
May 11, 2004